Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Meryl L. Schreibstein
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Authorizes a $60 Million Stock Repurchase Program and

Increases Quarterly Cash Dividend by $0.02, or 15%, to $0.15 per Share

San Francisco, CA, May 27, 2010 — Williams-Sonoma, Inc. (NYSE: WSM) today announced that its Board of Directors has authorized a $60 million stock repurchase program and a 15% increase in the company’s quarterly cash dividend.

Adrian Bellamy, Chairman of the Board of Directors, commented, “Today, we are very pleased to announce that our Board has authorized both a $60 million common stock repurchase program and a $0.02, or 15%, increase in our quarterly dividend. The $60 million stock repurchase program reflects the Board’s objective to offset dilution from equity compensation programs on an ongoing basis. We anticipate completion of this program before the end of our fiscal year and the approval of a subsequent program at that time. The $0.02, or 15%, increase in our quarterly dividend to $0.15 per share is our second quarterly dividend increase this year. Including the $0.01 per share increase we announced in March, our total quarterly dividend increase for the year is 25%, or $0.03 per share.”

Laura Alber, President and Chief Executive Officer, remarked, “Our decision today to increase the amount of cash we are returning to shareholders has been based upon our rapidly improving financial performance, as evidenced by our results over the past several quarters. As we have said before, we are confident in the cash-generating power of our multi-channel, multi-brand business model. Based on this confidence, our strong cash position today, and a projected cash flow that exceeds the funding requirements of our future growth, we believe this is an ideal time to further demonstrate our commitment to returning capital to our shareholders by authorizing this stock repurchase program and increasing our dividend payout.”

The stock repurchase program authorizes the purchase of $60 million of the company’s common stock through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice. As of May 2, 2010, there were 107,930,873 common shares outstanding.

The quarterly cash dividend will be increased by $0.02 to $0.15 per common share and is payable on August 24, 2010 to shareholders of record as of the close of business on July 27, 2010. The aggregate quarterly dividend is estimated at approximately $16 million based on the current number of outstanding common shares. The indicated annual cash dividend, subject to capital availability, is $0.60 per common share, or approximately $65 million, based on the current number of common shares outstanding.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to: our stock repurchase program; the anticipated completion of the program before the end of our fiscal year and the approval of a subsequent stock repurchase program at that time; our cash dividend; and our projections that our cash flow will exceed the funding requirements of future growth.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include changes in tax laws applicable to share repurchases or cash dividends; accounting adjustments as we close our books for Q1 10; recent changes in general economic conditions, and the impact on consumer confidence and consumer spending; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; delays in store openings; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in internet marketing, infrastructure and regulation; changes in consumer spending based on weather, political, competitive and other conditions beyond our control; delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; disruptions in the financial markets; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 610 stores, seven direct mail catalogs and six e-commerce websites.

2